EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Financial Results for Third Quarter Ended June 30, 2014

•	Consolidated Q3 revenue of $44.6 million

•	Consolidated Q3 GAAP net loss of $3.2 million and non-GAAP net loss of $1.6 million

•	Anticipate Q4 revenue of $41 to $45 million

ALBUQUERQUE, New Mexico, August 7, 2014 - EMCORE Corporation (NASDAQ: EMKR - News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and space solar power markets, today announced its financial results for its fiscal third quarter ended June 30, 2014.

Financial Highlights - Third Quarter Ended June 30, 2014

Financial Highlights	For the Three Months Ended
(in thousands)	6/30/2014			3/31/2014			6/30/2013
	Fiber	Solar	Consolidated	Fiber	Solar	Consolidated	Fiber	Solar	Consolidated
Revenue	$26,172	$18,410	$44,582	$23,620	$18,627	$42,247	$21,560	$11,913	$33,473

Gross Profit	$4,288	$5,105	$9,393	$1,933	$4,933	$6,866	$638	$3,406	$4,044

Operating (loss) income	$(5,092)	$1,961	$(3,131)	$(7,320)	$2,071	$(5,249)	$(8,998)	$1,329	$(7,669)

Financial Statement Highlights for the third quarter of fiscal 2014:

•	Consolidated revenue was $44.6 million, representing a 5.5% increase from the immediate preceding quarter

•	Fiber Optics revenues increased 10.8% over the immediate preceding quarter to $26.2 million, and Photovoltaics revenue decreased 1.2% to $18.4 million over the immediate preceding quarter

•	Consolidated gross margin was 21.1%, an increase from the 16.3% gross margin reported in the immediate preceding quarter

•
On a segment basis, Fiber Optics gross margin increased to 16.4% from the 8.2% gross margin reported in the immediate preceding quarter and Photovoltaics gross margin increased to 27.7% from the 26.5% gross margin reported in the immediate preceding quarter.

•	Consolidated operating loss was $3.1 million, a $2.1 million improvement when compared to the immediate preceding quarter

•	Consolidated net loss was $3.2 million, a $2.2 million improvement when compared to the immediate preceding quarter

•	Consolidated net loss per share was $0.10 compared to a net loss per share of $0.18 in the immediate preceding quarter

•	Non-GAAP net loss was $1.6 million, or $0.05 per share, an improvement of approximately $1.0 million, or $0.03 per share, over the immediate preceding quarter

•	Order backlog for our Photovoltaics segment totaled $70.5 million as of June 30, 2014, representing a 37.2% increase from $51.4 million reported as of March 31, 2014

•	Cash and cash equivalents stayed relatively flat at $18.2 million at the end of the third quarter

Business Outlook
On a consolidated basis, we expect revenue for our fourth quarter ended September 30, 2014 to be in the range of $41 to $45 million with an increase in Fiber revenue and a decrease in Photovoltaics revenue.

Conference Call
We will discuss our financial results today at 4:30 p.m. ET. The call will be webcast via the Company's website at http://www.emcore.com. Please go to the site beforehand to download any necessary software. A webcast will be available for replay beginning August 7, 2014 following the conclusion of the call on the Company's website.

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the fiber optics and space solar power markets. EMCORE's Fiber Optics business segment provides optical components, subsystems and systems for high-speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. EMCORE's Solar Photovoltaics business segment provides products for space power applications including high-efficiency multi-junction solar cells, Covered Interconnect Cells (CICs) and complete satellite solar panels. For further information about EMCORE, visit http://www.emcore.com.

Use of Non-GAAP Financial Measures
We provide a non-GAAP net loss disclosure as a supplemental measure to U.S. GAAP regarding our operational performance. This financial measure excludes the impact of certain items; therefore, it has not been calculated in accordance with U.S. GAAP.

We believe that this additional non-GAAP financial measure is useful to investors in assessing our operating performance. We also use this financial measure internally to evaluate our operating performance and for planning and forecasting of future periods. In addition, financial analysts that follow us may focus on and publish both historical results and future projections based on our non-GAAP financial measure. We also believe that it is in the best interest of our investors to provide this non-GAAP information.

While we believe that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this non-GAAP financial measure. Our non-GAAP financial measure may not be reported by all of our competitors and it may not be directly comparable to similarly titled measures of other companies due to potential differences in calculation. We compensate for these limitations by using this non-GAAP financial measure as a supplement to U.S. GAAP and by providing a reconciliation of our non-GAAP financial measure to its most comparable U.S. GAAP financial measure.

Non-GAAP financial measures are not in accordance with or an alternative for U.S. GAAP. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures and it should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Forward-Looking Statements
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. We caution that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the rapidly evolving markets for the Company's products and uncertainty regarding the development of these markets; (b) the Company's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; (c) delays and other difficulties in commercializing new products; (d) the failure of new products: (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (e) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; (f) uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; (g) actions by competitors; and (h) other risks and uncertainties described in our filings with the Securities and Exchange Commission (“SEC”).

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the SEC that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC. We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenue	$44,582	$42,247	$33,473	$131,040	$125,056
Cost of revenue	35,189	35,381	29,429	104,646	102,231
Gross profit	9,393	6,866	4,044	26,394	22,825
Operating expense (income):
Selling, general, and administrative	7,843	6,911	7,039	22,726	20,714
Research and development	4,681	5,204	4,674	14,288	14,176
Flood-related insurance proceeds	—	—	—	—	(19,000)
Gain on sale of assets	—	—	—	—	(413)
Total operating expense	12,524	12,115	11,713	37,014	15,477
Operating (loss) income	(3,131)	(5,249)	(7,669)	(10,620)	7,348
Other income (expense):
Interest expense, net	(134)	(117)	(185)	(377)	(609)
Foreign exchange gain (loss)	5	(90)	181	15	261
Gain on sale of investment	—	17	—	307	—
Change in fair value of financial instruments	110	7	373	39	343
Other expense	—	—	17	—	17
Total other (expense) income	(19)	(183)	386	(16)	12
(Loss) income before income tax expense	(3,150)	(5,432)	(7,283)	(10,636)	7,360
Income tax expense	—	—	—	—	(120)
Net (loss) income	$(3,150)	$(5,432)	$(7,283)	$(10,636)	$7,240
Per share data:
Net (loss) income per basic share	$(0.10)	$(0.18)	$(0.27)	$(0.35)	$0.27
Net (loss) income per diluted share	$(0.10)	$(0.18)	$(0.27)	$(0.35)	$0.27
Weighted-average number of basic shares outstanding	30,656	30,392	26,609	30,327	26,320
Weighted-average number of diluted shares outstanding	30,656	30,392	26,609	30,327	26,620

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of	As of
	June 30, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$18,165	$16,104
Restricted cash	806	815
Accounts receivable, net	43,196	41,826
Inventory	27,549	32,115
Prepaid expenses and other current assets	7,633	9,437
Total current assets	97,349	100,297
Property, plant, and equipment, net	46,048	49,744
Goodwill	20,384	20,384
Other intangible assets, net	1,396	2,159
Other non-current assets, net	835	1,130
Total assets	$166,012	$173,714
LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings from credit facility	$20,937	$21,706
Accounts payable	21,185	19,643
Deferred gain associated with sale of assets	3,400	—
Warrant liability	116	155
Accrued expenses and other current liabilities	19,846	21,597
Total current liabilities	65,484	63,101
Asset retirement obligations	5,209	5,053
Deferred gain associated with sale of assets	—	3,400
Other long-term liabilities	806	981
Total liabilities	71,499	72,535
Shareholders’ equity:
Common stock	753,236	749,266
Treasury stock	(2,071)	(2,071)
Accumulated other comprehensive income	1,623	1,623
Accumulated deficit	(658,275)	(647,639)
Total shareholders’ equity	94,513	101,179
Total liabilities and shareholders’ equity	$166,012	$173,714

We have provided a reconciliation of our non-GAAP net (loss) income financial measure to its most directly comparable U.S. GAAP financial measure as indicated in the table below:

EMCORE Corporation
Non-GAAP Net Loss
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net (loss) income - US GAAP	$(3,150)	$(5,432)	$(7,283)	$(10,636)	$7,240
Adjustments:
Amortization expense	254	254	317	762	952
Stock-based compensation expense	1,180	1,104	1,152	3,419	3,285
Asset retirement obligations - accretion expense	52	52	53	156	161
Specific severance and restructuring charges	179	358	241	991	422
Flood-related insurance proceeds	—	—	—	—	(19,000)
Gain on sale of assets	—	—	—	—	(358)
Specific warranty charges	—	1,045	—	1,045	1,425
Foreign exchange (gain) loss	(5)	90	(181)	(15)	(261)
Gain on sale of investment	—	(17)	—	(307)	—
Change in fair value of financial instruments	(110)	(7)	(373)	(39)	(343)
Income tax expense	—	—	—	—	120
Total adjustments	1,550	2,879	1,209	6,012	(13,597)
Net loss - Non-GAAP	$(1,600)	$(2,553)	$(6,074)	$(4,624)	$(6,357)
Net loss - Non-GAAP per basic share	$(0.05)	$(0.08)	$(0.23)	$(0.15)	$(0.24)
Net loss - Non-GAAP per diluted share	$(0.05)	$(0.08)	$(0.23)	$(0.15)	$(0.24)
Weighted average number of basic shares outstanding	30,656	30,392	26,609	30,327	26,320
Weighted average number of diluted shares outstanding	30,656	30,392	26,609	30,327	26,320

Stock-based compensation expense
The effect of recording stock-based compensation expense was as follows:

Stock-based Compensation Expense	For the Three Months Ended			For the Nine Months Ended
(in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Cost of revenue	$254	$214	$311	$685	$916
Selling, general, and administrative	607	579	485	1,827	1,326
Research and development	319	311	356	907	1,043
Total stock-based compensation expense	$1,180	$1,104	$1,152	$3,419	$3,285

Contact:
EMCORE Corporation
Mark Weinswig
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com

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